Exhibit 2.1

SECURITIES EXCHANGE AGREEMENT

THIS SECURITIES EXCHANGE AGREEMENT (the “Agreement”) is made effective on     12/5/2023    .

AMONG:

BioRegenx, Inc.	a corporation existing under the laws of the State of Nevada, having a registered office at 7407 Ziegler Road, Chattanooga, Tennessee 37421
(hereinafter referred to as the “BioRegenx”) - and -

DocSun Biomedical Holdings, Inc.	a corporation existing under the laws of Florida, having a registered office at 6763 32nd Avenue N, St. Petersburg FL 33710 (hereinafter referred to as “DocSun”)

-and-

The individuals listed on Schedule A, the shareholders of DocSun (hereinafter referred to as “DocSun Shareholders”).

WHEREAS:

A.	DocSun Shareholders are the legal and beneficial owners of all the issued and outstanding DocSun common shares, and.

B.	BioRegenx has agreed to purchase from DocSun Shareholders all of the issued and outstanding DocSun common shares, in exchange for the issuance of Four Million Eight Hundred Thousand BioRegenx Common Shares to DocSun Shareholders, upon the terms and conditions set forth in this Agreement (the “Transaction”), such that BioRegenx will, upon Closing (as defined herein), be the sole shareholder of DocSun.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the respective covenants and agreements herein contained, the parties covenant and agree as follows:

ARTICLE I

INTERPRETATION

1.01        Definitions

In this Agreement, unless otherwise defined, capitalized words and terms shall have the following meanings:

(1)	“Affiliate” has the meaning ascribed to such term in the Securities Act of 1933.

(2)	“Agreement” means this securities exchange agreement effective October __, 2023, together with all schedules, appendices, and exhibits attached hereto, as the same may be supplemented or amended from time to time.

(3)	“Alternative Transaction” means any of the following (and excludes the transactions contemplated by this Agreement): (a) any merger, amalgamation, arrangement, share exchange, takeover bid, tender offer, recapitalization, consolidation or other business combination directly or indirectly involving DocSun or BioRegenx, as applicable, or any analogous transaction, (b) any acquisition of all or substantially all of the assets of DocSun or BioRegenx, as applicable (or any lease, long-term supply agreement, exchange, mortgage, pledge or other arrangement having a similar economic effect), (c) any acquisition of beneficial ownership of 50% or more of, as applicable, DocSun or BioRegenx’s voting securities in a single transaction or a series of related transactions, (d) any acquisition by DocSun or BioRegenx, as applicable, of any assets or capital stock of another Person (other than acquisitions of capital stock or assets of any other Person that are not, individually or in the aggregate, material to DocSun or BioRegenx, as applicable), or (e) any bona fide proposal to, or public announcement of an intention to, do any of the foregoing on or before the Termination Date.

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(4)	“Applicable Laws” means, in respect of any Person, property, transaction, event or other matter, as applicable, (i) any present or future law, statute, regulation, code, ordinance, principle of common law or equity, municipal by-law, treaty, order, directive, judgment, decree, injunction, decision, ruling, award or writ, domestic or foreign, of any governmental authority having jurisdiction applicable to that Person, property, transaction, event or other matter and, (ii) whether or not having the force of law, all applicable requirements, requests, official directives, rules, consents, approvals, authorizations, guidelines and policies of any Governmental Authority having jurisdiction over that person, property, transaction, event or other matter and regarded by such Governmental Authority as requiring compliance.

(5)	“Authorizations” means, collectively, all consents, licenses, registrations, permits, authorizations, permissions, assignments, orders, approvals, clearances, waivers, certificates, and declarations issued, granted, given or otherwise made available by or under the authority of any Governmental Authority, whether domestic or foreign, or pursuant to any requirement under Applicable Laws.

(6)	“BioRegenx Common Shares” means the common shares with par value of $0.001 per share in the capital of BioRegenx.

(7)	“BioRegenx Data Room” means the internet-based data room established by or on behalf of BioRegenx and made available to DocSun, DocSun Shareholders and their respective advisors prior to 11:59 p.m. on September 8, 2023, and hosted by GoogleDrive.

(8)	“BioRegenx Data Room Information” means all information, books, maps, records, reports, files, data, interpretations, papers and other records or documents relating to BioRegenx, and its respective subsidiaries or businesses and affairs in BioRegenx Data Room.

(9)	“BioRegenx Disclosure Letter” means the disclosure letter dated as of the Closing Date (and addressed to DocSun) delivered by BioRegenx to DocSun concurrently with the execution of this Agreement.

(10)	“BioRegenx Financial Statements” has the meaning set forth in Section 5.01(9).

(11)	“BioRegenx Material Contracts” means, collectively, all Contracts and other obligations or rights (and all amendments, modifications and supplements thereto) to which BioRegenx is a party or by which its assets, rights and properties are bound that are material to the business or assets of BioRegenx, including, all Contracts listed in BioRegenx Disclosure Letter or made available in BioRegenx Data Room.

(12)	“Books and Records” means all technical, business and financial records, financial books and records of account, books, data, reports, files, lists, drawings, plans, logs, briefs, customer and supplier lists, deeds, certificates, contracts, surveys, title opinions or any other documentation and information in any form whatsoever (including written, printed, electronic or computer printout form) relating to a corporation and its business.

(13)	“Business Day” means a day which is not a Saturday, Sunday or a statutory holiday in the United States.

(14)	“Closing” means the completion of the Transaction in accordance with the terms and conditions of this Agreement.

(15)	“Closing BioRegenx Common Shares” has the meaning set forth in Section 2.02.

(16)	“Closing Date” means the date of Closing, which shall be the third (3rd) Business Day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the Transaction (other than conditions that are satisfied with respect to actions the respective parties will take at the Closing itself), or such other earlier or later date as BioRegenx and DocSun may mutually determine.

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(17)	“Constating Documents” means, with respect to any Person, as applicable, its articles and/or certificate of incorporation, notice of articles, articles of amendment, articles of amalgamation or continuance, memorandum of association, charter, by-laws, declaration of trust and other constating documents (in the case of a trust), partnership agreement, limited liability company agreement or other similar document, and all unanimous shareholder agreements, other shareholder agreements, voting trust agreements and similar arrangements applicable to the Person’s equity interests, all as in effect from time to time.

(18)	“Contracts” (individually, a “Contract”) means all written or oral outstanding contracts and agreements, leases (including the real property leases), third-party licenses, insurance policies, deeds, indentures, instruments, entitlements, commitments, undertakings and orders made by or to which a party is bound or under which a party has, or will have, any rights or obligations and includes rights to use, franchises, license and sub-licenses agreements and agreements for the purchase and sale of assets or common shares.

(19)	“Corporate Records” means the corporate records of a limited liability company or corporation, including (i) its articles, notice of articles or other constating documents, any unanimous member agreement and any amendments thereto, (ii) all minutes of meetings and resolutions of members, directors and any committee thereof, (iii) the securities certificate books, register of members, register of transfers and registers of members, directors and officers, and (iv) all accounting records.

(20)	“disclosed” means, (i) in the case of the DocSun and DocSun Shareholders, fairly disclosed in writing to BioRegenx prior to the date of this Agreement (with sufficient details to identify the nature and scope of the matter disclosed), and (ii) in the case of BioRegenx, fairly disclosed in writing to DocSun prior to the date of this Agreement (with sufficient details to identify the nature and scope of the matter disclosed).

(21)	“DocSun Common Shares” means the common shares with par value of $0.001 per share in the capital of DocSun.

(22)	“DocSun Data Room” means the internet-based data room established on or before September 8, 2023 and hosted by GoogleDrive.

(23)	“DocSun Data Room Information” means all information, books, maps, records, reports, files, data, interpretations, papers and other records or documents relating to DocSun, and its subsidiaries or businesses and affairs in the DocSun Data Room.

(24)	“DocSun Disclosure Letter” means the disclosure letter dated as of the Closing Date (and addressed to BioRegenx) delivered by DocSun to BioRegenx concurrently with the execution of this Agreement.

(25)	“DocSun Financial Statements” has the meaning set forth in Section 5.03(9)(a).

(26)	“DocSun Material Contracts” means, collectively, all Contracts and other obligations or rights (and all amendments, modifications and supplements thereto) to which DocSun is a party or by which its assets, rights and properties are bound that are material to the business or assets of DocSun, including, all Contracts listed in the DocSun Disclosure Letter or made available in the DocSun Data Room.

(27)	“Securities Act” means the United States Securities Act of 1933.

(28)	“Environmental Laws” means all Applicable Laws relating to the environment, including, but not limited to, those pertaining to (i) the reclamation or restoration of properties, (ii) the abatement of pollution, (iii) the protection of the environment or wildlife, including endangered species, (iv) public safety with respect to environmental hazards, (v) the protection of cultural or historic resources, (vi) the management, treatment, storage, disposal or control of, or exposure to, any substance or material that is prohibited, controlled or regulated by any Governmental Authority pursuant to Environmental Laws (such substances and materials collectively referred to in this definition as, “Hazardous Substances”), (vii) the release or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances, including ambient air, surface water and groundwater, (viii) the manufacturing, processing, distribution, use, treatment, storage, disposal, handling or transport of Hazardous Substances.

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(29)	“Escrow Agent” means J.M. Walker & Associates or such other Person as may be mutually agreed upon and duly appointed by BioRegenx and DocSun, each acting reasonably, as escrow agent pursuant to the Escrow Agreement.

(30)	“Escrow Agreement” means the escrow agreement in the form attached hereto as Schedule B, to be entered into simultaneously with this Agreement by BioRegenx, DocSun, and the Escrow Agent.

(31)	“Governmental Authority” means any (a) multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, court, tribunal, commission, board or agency, whether domestic or foreign, or (b) regulatory authority, including any securities commission, or stock exchange.

(32)	“Information Technology” means computer hardware, software in source code and object code form (including documentation, interfaces and development tools), websites, databases, telecommunications equipment and facilities and other information technology systems owned, licensed, used or held by a Person.

(33)	“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to Applicable Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all (a) trademarks, service marks, trade names, brand names, logos, slogans, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of, and symbolized by, and all registrations, applications and renewals for, any of the foregoing, (b) internet domain names, whether or not trademarks, web addresses, web pages, websites and related content and URLs, (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights and (d) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re- examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor s certificates, petty patents and patent utility models).

(34)	“Lien” means any mortgage, encumbrance, charge, pledge, hypothecation, security interest, assignment, lien (statutory or otherwise), claim, mortgage, title retention agreement or arrangement, restrictive covenant, or other encumbrance of any nature, or any other arrangement or condition which, in substance, secures payment, or performance of an obligation.

(35)	“Material Adverse Effect”, when used in connection with the a party, means (i) any change, effect, fact, circumstance or event which, individually or when taken together with any other changes, effects, facts, circumstances or events, would reasonably be expected to be material and adverse to the assets, liabilities, condition (financial or otherwise), business, properties or results of operation of the party and its affiliates (if applicable), taken as a whole, or (ii) a material impairment of or delay in the ability of the parties (or any one of them) to perform their obligations under this Agreement or consummate the Transaction, provided however that, a Material Adverse Effect shall not include (1) any change, effect, fact, circumstance or event (A) relating to the global economy or financial, securities or commodities markets in general in the world including, without limitation, changes in currency exchange rates or interest rates, or (B) generally affecting the industry within which the party and its subsidiaries (if applicable) are engaged in business, which does not have a materially disproportionate effect on such party and its subsidiaries (if applicable) relative to other comparable Persons operating in the industry in which the party and its subsidiaries (if applicable) are engaged in business, and (2) the impact(s) of the COVID-19 pandemic or other health crisis or public health event, on the business, operations or financial condition of the party and its subsidiaries (if applicable).

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(36)	“Material Contract” means, with respect to a Person, any Contract to which such Person is a party and which is material to such Person, including any Contract: (i) the termination of which would have a Material Adverse Effect on such Person, (ii) which would result in payments to or from such Person or its subsidiaries (if any) in excess of $25,000, whether payable in one payment or in successive payments, (iii) relating to the borrowing of money or to capital expenditures, and (iv) not entered into in the Ordinary Course.

(37)	“material fact” shall have the meaning ascribed to it in the Securities Act of 1933.

(38)	“Ordinary Course” means, with respect to an action taken by a Person, that such action is (i) consistent with the past practices of such Person and is taken in the ordinary course of the normal dayto-day operations of the business of such Person, and (ii) similar in nature to actions customarily taken in the normal day-to-day operations of the businesses of other Persons that are in the same line of business as such Person.

(39)	“Person” includes an individual, sole proprietorship, partnership, limited partnership, unincorporated association or organization, unincorporated syndicate, body corporate, trust, trustee, executor, administrator, legal representative of any agency or instrumentality thereof.

(40)	“Securities Laws” means the securities legislation having application, the regulations and rules thereunder and all administrative policy statements, instruments, blanket orders, notices, directions and rulings issued or adopted by the applicable securities regulatory authority, all as amended.

(41)	“Tax” means any tax, impost, levy, withholding, duty, fee, premium, assessment and other charge of any kind, however denominated and any instalment or advance payment in respect thereof, including any interest, penalties, fines or other additions that have been, are or will become payable in respect thereof, imposed by any Governmental Authority, including for greater certainty any income, gain or profit tax (including federal, state, provincial and territorial income tax), payroll and employee withholding tax, employment or payroll tax, unemployment insurance, disability tax, social insurance tax, social security contribution, sales and use tax, consumption tax, customs tax, ad valorem tax, excise tax, goods and services tax, harmonized sales tax, franchise tax, gross receipts tax, capital tax, business license tax, alternative minimum tax, estimated tax, abandoned or unclaimed (escheat) tax, occupation tax, real and personal property tax, stamp tax, environmental tax, transfer tax, severance tax, workers’ compensation, government pension plan premium or contribution and other governmental charge, and other obligations of the same or of a similar nature to any of the foregoing, together with any interest, penalties or other additions to tax that may become payable in respect of such tax, and any interest in respect of such interest, penalties and additions whether disputed or not, and “Taxes” has a corresponding meaning.

(42)	“Tax Return” means all returns, declarations, designations, forms, schedules, reports, elections, notices, filings, statements (including withholding tax returns and reports and information returns and reports) and other documents of every nature whatsoever filed or required to be filed with any Governmental Authority with respect to any Tax together with all amendments and supplements thereto.

(43)	“Termination Date” means November 15, 2023 or such later date as may be agreed in writing between BioRegenx and DocSun.

(44)	“Time of Closing” means 10:00 a.m. (EST) on the Closing Date, or such other time as BioRegenx and DocSun may mutually determine.

(45)	“Transaction” has the meaning set forth in the recitals of this Agreement.

(46)	“U.S. GAAP” means generally accepted accounting principles in the United States.

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1.02        Currency

All sums of money which are referred to in this Agreement are expressed in lawful money of the United States unless otherwise specified.

1.03        Interpretation Not Affected by Headings, etc.

The division of this Agreement into articles, sections and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, Section or a Schedule or Exhibit refers to the specified Article or Section of, or Schedule or Exhibit to this Agreement.

1.04        Number, etc.

Unless the subject matter or context requires the contrary, (i) words importing the singular number only shall include the plural and vice versa, (ii) words importing the use of any gender shall include all genders, and (iii) words importing Persons shall include natural persons, firms, trusts, partnerships and corporations.

1.05        Date for Any Action

In the event that any date on which any action is required or permitted to be taken hereunder by any Person is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.06        Statutory References

Any reference in this Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute in force from time to time, and any statute, regulation or rule that supplements or supersedes such statute, regulation or rule.

1.07        Accounting Principles

Wherever in this Agreement reference is made to generally accepted accounting principles, such reference shall be deemed to be U.S. GAAP, approved by the American Institute of Certified Public Accountants or any successor thereto, applicable as at the date on which a calculation is made or required to be made in accordance with generally accepted accounting principles.

1.08        Knowledge

(1)	Any reference herein to “the knowledge of BioRegenx” (or similar expressions) will be deemed to mean the actual knowledge of the BioRegenx officers and directors, together with the knowledge such Person would have had if they had conducted a diligent inquiry into the relevant subject matter.

(2)	Any reference herein to “the knowledge of DocSun” (or similar expressions) will be deemed to mean the actual knowledge of DocSun officers and managers, together with the knowledge such Person would have had if they had conducted a diligent inquiry into the relevant subject matter.

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1.09        Schedule

The following schedules to this Agreement are an integral part of this Agreement:

Schedule	Description

Schedule A	DocSun Shareholders
Schedule B	Escrow Agreement

ARTICLE II

PURCHASE AND SALE OF DOCSUN COMMON SHARES

2.01        Purchase and Sale

Subject to the terms and conditions hereof, DocSun Shareholders covenants and agrees, on its own behalf, to sell, assign and transfer to BioRegenx, and BioRegenx covenants and agrees to purchase from DocSun Shareholders, the number of DocSun Common Shares which are beneficially owned by DocSun Shareholders at the Time of Closing. As of the date of this Agreement, the number of DocSun Common Shares which are beneficially owned by DocSun Shareholders is Eleven Million Five Hundred Thousand (11,500,000).

2.02        Purchase Consideration

In consideration for the acquisition of the DocSun Common Shares, BioRegenx shall issue from treasury to DocSun Shareholders, the Closing BioRegenx Common Shares (the “Closing BioRegenx Common Shares” being, for the avoidance of doubt, an aggregate of Four Million Eight Hundred Thousand (4,800,000) BioRegenx Common Shares). To the extent DocSun Shareholders are to receive a fractional BioRegenx Common Share, that entitlement shall be rounded up to the nearest whole number and no consideration shall be payable therefor.

2.03        Restrictions on Resale

DocSun Shareholders acknowledges and agrees as follows:

(1)	the transfer of the DocSun Common Shares and the issuance of the BioRegenx Common Shares in exchange therefore will be made pursuant to appropriate exemptions (the “Exemptions”) under the Securities Act of 1933.

(2)	As a consequence of acquiring the Closing BioRegenx Common Shares pursuant to the Exemptions:

a)	DocSun Shareholders will be restricted from using certain of the civil remedies available under the Securities Laws;

b)	DocSun Shareholders may not receive information that might otherwise be required to be provided to DocSun Shareholders, and BioRegenx is relieved from certain obligations that would otherwise apply under Securities Laws if the Exemptions were not being relied upon by BioRegenx;

c)	no securities commission, stock exchange or similar regulatory authority has, or will have, reviewed or passed on the merits of an investment in the Closing BioRegenx Common Shares;

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d)	there is no, and will not be, government or other insurance covering the Closing BioRegenx Common Shares; and

e)	an investment in the Closing BioRegenx Common Shares is speculative and of high risk.

(3)	The certificates representing the Closing BioRegenx Common Shares will bear such legends as required by the applicable Securities Laws and it is the responsibility of DocSun Shareholders (and BioRegenx is in no way responsible) to find out what those restrictions are and to comply with them before selling or transferring the Closing BioRegenx Common Shares.

(4)	DocSun Shareholders are knowledgeable of, or has been independently advised as to, the Applicable Laws of the applicable jurisdiction(s) which apply to the sale of the DocSun Common Shares and the issuance of the Closing BioRegenx Common Shares in exchange therefor, and which may impose restrictions on the resale of such Closing BioRegenx Common Shares in such jurisdiction(s) and it is the responsibility of DocSun Shareholders to find out (and BioRegenx is in no way responsible for advising as to) what those resale restrictions are, and to comply with them before selling or transferring the BioRegenx Common Shares.

2.04        Registration Exemption

It is the intention of the parties that the issuance of the Closing BioRegenx Common Shares to be issued hereunder be exempt from the registration requirements of applicable federal and state Securities Laws of the United States, pursuant to the provisions of Section 4(a)(2), and accordingly, each party agrees to abide by all applicable resale restrictions and holding periods imposed by all applicable Securities Laws, and to take such further actions (including the execution and delivery of such further instruments and documents) as any other party may reasonably request with regards to maintaining such exemption.

ARTICLE III

CONDITIONS OF CLOSING

3.01        Mutual Conditions of Closing

The obligations to complete the Transaction are subject to the fulfillment of each of the following conditions on or before the Time of Closing:

(1)	There shall be no action taken under any Applicable Laws by any Governmental Authority that (i) makes it illegal or restrains, enjoins or prohibits the Transaction, (ii) results in a judgment or assessment of damages relating to the Transaction that has a Material Adverse Effect on BioRegenx or DocSun, or (iii) could reasonably be expected to impose any condition or restriction upon BioRegenx or DocSun which, after giving effect to the Transaction, would so materially and adversely impact the economic or business benefits of the Transaction as to render inadvisable the consummation of the Transaction.

(2)	There shall be no legislation (whether by statute, regulation, order-in-council, notice of ways and means motion, by-law or otherwise) enacted, introduced or tabled which, in the opinion of BioRegenx or DocSun, acting reasonably and with the benefit of advice from independent legal counsel, materially adversely affects or is reasonable likely to materially adversely affect the Transaction.

(3)	The parties shall have received all Authorizations and other required regulatory, corporate and third party approvals, if applicable, and be in compliance with all applicable requirements and conditions under Applicable Laws necessary to complete the Transaction.

(4)	Neither BioRegenx nor DocSun shall be subject to any material, unresolved litigation or court proceedings.

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(5)	There shall not be any prohibition under Applicable Laws against the completion of the Transaction.

(6)	The Closing Date shall be on or before the Termination Date.

The foregoing conditions precedent are for the benefit of all parties, and any one or more of such conditions may be waived by DocSun or by BioRegenx, in whole or in part, without prejudice to any party’s right to rely on any other condition in favor of any party.

3.02        Conditions of Closing in Favor of BioRegenx

The obligations of BioRegenx to complete the Transaction are subject to the fulfillment of each of the following conditions on or before the Time of Closing:

(1)	Immediately upon the execution of this Agreement, DocSun shall have appointed two BioRegenx nominees to serve as directors to assist in the transition period.

(2)	DocSun shall have tendered all closing deliveries set forth in Section 4.03, including delivery of the assignment of DocSun Common Shares to BioRegenx, duly executed, in a form acceptable to BioRegenx, acting reasonably.

(3)	DocSun shall not have violated Section 9.01.

(4)	The representations and warranties of DocSun set forth in this Agreement shall have been true and correct as of the date hereof and shall be true and correct at the Time of Closing in all respects (in the case of any representation or warranty containing any materiality or Material Adverse Effect qualifier) or in all material respects (in the case of any representation or warranty without any materiality or Material Adverse Effect qualifier), except as affected by the transactions contemplated by this Agreement, and a certificate of a senior officer of DocSun to this effect shall have been delivered to BioRegenx.

(5)	All of the terms, covenants and conditions of this Agreement to be complied with or performed by DocSun at or before the Time of Closing will have been complied with or performed, and a certificate of a senior officer of DocSun to this effect shall have been delivered to BioRegenx.

(6)	All Authorizations and all consents, assignments, waivers, permits, orders and approvals of all other Persons, including, if applicable, all those party to the DocSun Material Contracts, necessary to conduct the business of DocSun or completion of the Transaction shall have been obtained.

(7)	There shall not be any inquiry or investigation (whether formal or informal) in relation to DocSun or its directors or officers commenced or threatened by any securities commission or regulatory body having jurisdiction, the outcome of which could, in the opinion of BioRegenx, acting reasonably and with the benefit of advice from independent legal counsel, reasonably be expected to have a Material Adverse Effect on DocSun.

(8)	There shall not have been, after the date of this Agreement, any Material Adverse Effect with respect to DocSun.

(9)	Except with the prior written consent of BioRegenx, DocSun shall not have (i) completed, or agreed to complete, any acquisition or disposition other than in the Ordinary Course, or (ii) undertaken or completed, or agreed to undertake or complete, any financing of debt or equity securities of DocSun, or any “related party transaction” (within the meaning of applicable Securities Laws).

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(10)	DocSun shall not have suffered a loss, impairment, termination, or failure to renew, of any material Authorization.

(11)	BioRegenx shall have received resignations and releases in a form acceptable to BioRegenx, acting reasonably, in favor of DocSun and such other Persons as may be specified by BioRegenx, acting reasonably, duly executed by each of the directors of DocSun.

(12)	BioRegenx shall be satisfied with the DocSun Disclosure Letter.

The foregoing conditions precedent are for the benefit of BioRegenx and any one or more of such conditions may be waived by BioRegenx, in whole or in part, without prejudice to BioRegenx’s right to rely on any other condition in favour of BioRegenx.

3.03        Conditions of Closing in Favor of DocSun

The obligations of DocSun to complete the Transaction are subject to the fulfillment of each of the following conditions on or before the Time of Closing:

(1)	BioRegenx shall have tendered all closing deliveries set forth in Section 4.02, including delivery of the certificates representing the Closing BioRegenx Common Shares.

(2)	BioRegenx shall have tendered its Board of Director minutes whereby Gary Kiss shall have been appointed to BioRegenx Board.

(3)	All Authorizations and all consents, waivers, permits, orders and approvals of all other Persons, including, if applicable, all those party to BioRegenx Material Contracts necessary to permit the completion of the Transaction shall have been obtained.

(4)	BioRegenx shall not have violated Section 9.02.

(5)	The representations and warranties of BioRegenx set forth in this Agreement shall have been true and correct as of the date hereof and shall be true and correct at the Time of Closing in all respects (in the case of any representation or warranty containing any materiality or Material Adverse Effect qualifier) or in all material respects (in the case of any representation or warranty without any materiality or Material Adverse Effect qualifier), except as affected by the transactions contemplated by this Agreement, and a certificate of a senior officer of BioRegenx to this effect shall have been delivered to DocSun.

(6)	All of the terms, covenants and conditions of this Agreement to be complied with or performed by BioRegenx at or before the Time of Closing will have been complied with or performed and a certificate of a senior officer of BioRegenx to this effect shall have been delivered to DocSun.

(7)	There shall not have been after the date of this Agreement, any Material Adverse Effect with respect to BioRegenx.

(8)	The Closing BioRegenx Common Shares will have been approved for issuance by the directors of BioRegenx, and upon issuance in accordance with the terms hereof, the Closing BioRegenx Common Shares will be issued as fully paid and non-assessable common shares in the capital of BioRegenx.

(9)	There shall not be any inquiry or investigation (whether formal or informal) in relation to BioRegenx or its directors or officers commenced or threatened by any securities commission or regulatory body having jurisdiction, the outcome of which could, in the opinion of DocSun, acting reasonably and with the benefit of advice from independent legal counsel, reasonably be expected to have a Material Adverse Effect on BioRegenx.

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(10)	BioRegenx and DocSun shall have received resignations and releases in a form acceptable to DocSun and BioRegenx, each acting reasonably, in favour of BioRegenx, DocSun and such other Persons as may be specified by DocSun and BioRegenx, each acting reasonably, duly executed by each of the officers and directors of BioRegenx and of DocSun (other than as set forth in Clause (9) above).

(11)	DocSun shall be satisfied with the pro forma post-Closing capitalization table of BioRegenx as set forth in BioRegenx Disclosure Letter.

(12)	DocSun shall be satisfied with BioRegenx Disclosure Letter.

The foregoing conditions precedent are for the benefit of DocSun and any one or more of such conditions may be waived by DocSun in whole or in part, without prejudice to DocSun’s right to rely on any other condition in favor of DocSun.

3.04        Conditions Subsequent to Closing

Subsequent to the Closing, the following conditions shall apply:

(1)	The parties herein mutually commit to a collaborative approach, drawing upon their collective resources and expertise to secure requisite capital and strategic investments. This concerted effort aims to actualize their shared ambition of a successful listing on a premier stock exchange. To ensure that all pivotal stakeholders and entities are appropriately incentivized, the parties will engage collaboratively with the BioRegenx Compensation Committee and BioRegenx’ Securities Attorney. This collaboration will focus on devising a comprehensive compensation and bonus structure, which may encompass various incentive mechanisms. Potential incentives could include, but are not limited to, bonuses related to successful uplisting, performance-driven sales bonuses, consultancy remunerations, and other merit-based rewards.

(2)	BioRegenx shall provide further capitalization of DocSun of up to Six Hundred Thousand Dollars ($600,000). This capitalization shall be deferred and disbursed following the successful S-1 filing and the subsequent listing of the amalgamated entities on a major stock exchange.

3.05        Notice and Cure Provisions

Each party will give prompt notice to the other parties of the occurrence, or failure to occur, at any time from the date hereof until the Closing Date, of any event, change, or state of facts which occurrence or failure would or would be likely to:

(1)	cause any of the representations or warranties of such party contained herein to be untrue or inaccurate on the date hereof or at the Closing Date; or

(2)	result in the failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder prior to the Closing Date.

Subject to Article VII, no party may elect not to complete the Transaction as contemplated herein as a result of the non-fulfillment of the conditions precedent contained in Sections 3.01, 3.02 or 3.03, as applicable, unless the party intending to rely thereon has delivered a written notice to the other parties prior to the Time of Closing specifying, in reasonable detail, all breaches of representations and warranties or covenants or other matters which the party delivering such notice is asserting as the basis for the non-fulfillment of the applicable condition precedent.

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ARTICLE IV

CLOSING AND POST CLOSING ARRANGEMENTS

4.01        Time and Place of Closing

Closing of the Transaction shall take place remotely at the Time of Closing by exchange of counterpart and electronic documentation and deliveries.

4.02        Closing Deliveries of BioRegenx

At the Time of Closing, BioRegenx will deliver or cause to be delivered to DocSun each of the following:

(1)	Share certificates evidencing the Closing BioRegenx Common Shares.

(2)	Board of Director’s Minutes appointing Gary Kiss as a director of BioRegenx.

(3)	Board of Directors Minutes approving the terms of further capitalization of DocSun of up to Six Hundred Thousand Dollars ($600,000). This capitalization shall be deferred and disbursed following the successful S-1 filing and the subsequent listing of the amalgamated entities on a major stock exchange.

(4)	A certificate of one of BioRegenx’s senior officers, dated as of the Closing Date, certifying: (i) that attached thereto are true and complete copies of the Constating Documents of BioRegenx (and all amendments thereto as in effect as on such date), (ii) all resolutions of the board of directors of BioRegenx approving the entering into of this Agreement and all ancillary agreements contemplated herein and the completion of the Transaction, including the issuance of the BioRegenx Common Shares, and (iii) as to the incumbency and genuineness of the signature of each officer of BioRegenx executing this Agreement or any of the other agreements or documents contemplated hereby.

(5)	A certificate of status or good standing for BioRegenx, dated within two (2) days of the Closing Date.

4.03        Closing Deliveries of DocSun

Except as set forth below, at the Time of Closing, DocSun will deliver or cause to be delivered to BioRegenx each of the following:

(1)	Share certificates evidencing the DocSun Common Shares with all of the appropriate stock powers.

(2)	A certificate of one of DocSun’s senior officers, dated as of the Closing Date, certifying: (i) that attached thereto are true and complete copies of the Constating Documents of DocSun (and all amendments thereto as in effect as on such date), (ii) all resolutions of the members of DocSun approving the entering into of this Agreement and the completion of the Transaction, and (iii) as to the incumbency and genuineness of the signature of DocSun executing this Agreement or any of the other agreements or documents contemplated hereby.

(3)	Audited Financials from inception to September 30, 2023.

(4)	A certificate of status or good standing for DocSun, dated within two (2) days of the Closing Date.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01        Representations and Warranties of BioRegenx

BioRegenx represents and warrants to and in favor of DocSun as follows, and acknowledges that such parties are relying upon such representations and warranties in connection with the transactions contemplated herein:

(1)	Organization and Qualification. BioRegenx is a corporation validly existing under the laws of its jurisdiction of incorporation and is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary. BioRegenx has all Authorizations required to own, lease and operate its properties and to carry on its business as now conducted.

(2)	Corporate Power and Authority. BioRegenx has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and each additional agreement or instrument to be delivered pursuant to this Agreement, and to own and lease its properties, and carry on its businesses as now being conducted.

(3)	Execution and Binding Obligation. This Agreement has been, and each additional agreement or instrument to be delivered pursuant to this Agreement will be prior to the Time of Closing, duly authorized, executed, and delivered by BioRegenx, and each is, or will be at the Time of Closing, a legal, valid and binding agreement of BioRegenx enforceable against it in accordance with its terms, subject only to any limitation under bankruptcy, insolvency or other law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(4)	Governmental Authorization. No Authorization of, or registration or declaration with, any applicable Governmental Authority with jurisdiction over BioRegenx is required to be obtained by BioRegenx in connection with the execution and delivery of this Agreement, except for those Authorizations which are contemplated by this Agreement or those Authorizations that, if not obtained, would not prevent or materially delay the consummation of the Transaction or otherwise prevent or materially delay BioRegenx from performing its obligations under this Agreement and could not reasonably be expected to have a Material Adverse Effect on BioRegenx.

(5)	No Conflict or Contravention. The execution and delivery of this Agreement does not, and the consummation of the Transaction will not, (i) result in a breach or violation of the Constating Documents of BioRegenx or of any resolutions of the directors or shareholder of BioRegenx, (ii) conflict with, result in a breach of, constitute a default under, or accelerate the performance required by, or result in the suspension, cancellation, material alteration or creation of a Lien upon, any material Contract (including any BioRegenx Material Contracts), or license or permit to which BioRegenx is a party or by which BioRegenx is bound or to which any material assets or property of BioRegenx is subject, or (iii) violate any provision of any Applicable Law applicable to BioRegenx.

(6)	Capitalization.

a)	The authorized capital of BioRegenx consists of Two Hundred Fifty Million (250,000,000) BioRegenx Common Shares, Thirty Eight Million, Eight Hundred Ninety Eight Thousand, Three Hundred Thirty One (38,898,331) common shares are issued and outstanding. In addition, as of the date of this Agreement, no BioRegenx Common Shares are issuable upon the exercise of incentive stock options of BioRegenx.

b)	All outstanding BioRegenx Common Shares have been duly authorized and validly issued, are fully paid and non-assessable.

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c)	All securities of BioRegenx have been issued in compliance with all applicable Securities Laws.

d)	BioRegenx Disclosure Letter sets for a true and accurate fully-diluted capitalization table of BioRegenx on a pre- and post-Closing Date basis, including without limitation all options, warrants, convertible and contingent issuance or purchase obligations with respect to equity securities of BioRegenx.

(7)	Closing BioRegenx Common Shares. The Closing BioRegenx Common Shares will, when issued in accordance with the terms hereof, be validly issued as fully paid and nonassessable BioRegenx Common Shares.

(8)	Third Party Consents, Waivers, Approvals. There are no waivers, consents, notices or approvals required to be given to, or obtained from, any Person by BioRegenx under any Contract to which BioRegenx is a party in connection with (i) the execution, delivery and performance by BioRegenx of this Agreement, or (ii) the consummation of the Transaction and the other transactions contemplated by this Agreement.

(9)	Financial Statements.

a)	The audited financial statements of BioRegenx for the years ended December 31, 2022 and 2021 and the nine months ended June 30, 2023 (collectively, the “BioRegenx Financial Statements”) are true and correct in all material respects, and present fairly and accurately the financial position of BioRegenx as at the respective dates thereof and the results of the operations of BioRegenx for the respective periods then ended. BioRegenx Financial Statements have been prepared in accordance with U.S. GAAP, applied on a consistent basis.

b)	No information has come to the attention of BioRegenx since the last date of the most recently issued BioRegenx Financial Statements that would, or would reasonably be expected to, require any restatement or revisions of any such BioRegenx Financial Statements.

c)	Except as disclosed in BioRegenx Financial Statements, (i) there are no related-party transactions or off-balance sheet structures or transactions with respect to BioRegenx, and (ii) BioRegenx is not a party to, or bound by, any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person.

(10)	No Undisclosed Liabilities. There are no liabilities or obligations of BioRegenx of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed in BioRegenx Financial Statements, (ii) liabilities or obligations incurred in the Ordinary Course since the date of BioRegenx Financial Statements, and (iii) reasonable accounting and legal fees of BioRegenx incurred in connection with the Transaction and/or incurred in connection with this Agreement.

(11)	Non-Arms’ Length Transactions. Except as disclosed in BioRegenx Financial Statements, BioRegenx has not, in the last five (5) years, (i) made or agreed to make any payment or loan to, or borrowed any moneys from or is otherwise indebted to, any current or former officer, director, employee or shareholder of BioRegenx, or any affiliate of BioRegenx, or any other Person not dealing at arm’s length with BioRegenx, or any affiliate of any of the foregoing Persons (collectively referred to in this subsection as, the “BioRegenx Non-Arm’s Length Parties”), except for payment made in the Ordinary Course, and (ii) has not incurred, assumed or guaranteed any debt for borrowed money, or created or assumed any Lien or on behalf or for the benefit of, any BioRegenx Non-Arm’s Length Party.

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(12)	Conduct of Business. BioRegenx has conducted, and is conducting, its business in compliance in all material respects with all Applicable Laws of each jurisdiction in which its business is carried on.

(13)	Authorizations. BioRegenx has all Authorizations of, and has made all filings, applications and registrations with, applicable Governmental Authorities that are required in order to permit it to carry on its business as presently conducted and own, operate or use the assets and property of BioRegenx, except for such Authorizations, the failure to have or make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on BioRegenx, and all such Authorizations are in good standing in all material respects.

(14)	Insolvency, Bankruptcy, Etc. No bankruptcy, insolvency or receivership proceedings have been instituted by BioRegenx or, to the knowledge of BioRegenx, are pending or threatened against BioRegenx.

(15)	Material Contracts. BioRegenx Material Contracts are each in full force and effect, unamended, and there exists no default, warranty claim or other obligation or liability or event, occurrence, condition or act (including the purchase and sale of the DocSun Common Shares hereunder and the other transactions contemplated hereunder, including, without limitation, the issuance of the BioRegenx Common Shares) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default, or give rise to a warranty claim or other obligation or liability thereunder. BioRegenx has not violated or breached, in any material respect, any of the terms or conditions of any BioRegenx Material Contract and all the covenants to be performed by any other party thereto have been fully and properly performed in all material respects.

(16)	Investigations. BioRegenx has not been notified by any Governmental Authority of any investigation with respect to it that is pending or threatened, nor has any Governmental Authority notified BioRegenx of such Governmental Authority’s intention to commence or to conduct any investigation, that could be reasonably likely to have a Material Adverse Effect on BioRegenx.

(17)	Litigation, Judgements, Etc. There is no claim, suit, action or proceeding in effect or ongoing or, to the knowledge of BioRegenx, pending or threatened, against or relating to BioRegenx that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on BioRegenx, and there is no writ, judgment, decree, award, injunction, rule or order of any Governmental Authority outstanding against BioRegenx causing, or which could reasonably be expected to cause, a Material Adverse Effect on BioRegenx.

(18)	BioRegenx Data Room Information. All BioRegenx Data Room Information is true and correct in all respects and does not contain any omissions as at its respective date as stated therein, or, if any BioRegenx Data Room Information is undated, as of the date of its delivery to BioRegenx Data Room for purposes of the transactions contemplated by this Agreement. None of BioRegenx Data Room Information has been amended except as disclosed to BioRegenx in BioRegenx Data Room. Additionally, all information disclosed or provided to DocSun in relation to DocSun’s due diligence requests, including information not disclosed or provided in BioRegenx Data Room, is true and correct in all respects and does not contain any omissions as at its respective date as stated therein, and has not been amended except as disclosed to DocSun. BioRegenx acknowledges that DocSun are relying on all information disclosed or provided to it by BioRegenx in entering into this Agreement, and to the extent that there has been a material change to any of BioRegenx Data Room Information or any other information disclosed or provided to DocSun since the date disclosed or provided to DocSun, such BioRegenx Data Room Information or other information, as applicable, is true and correct in all material respects or is no longer relevant or material to BioRegenx or additional information has been disclosed and provided in BioRegenx Data Room or disclosed to DocSun which supersedes or replaces such BioRegenx Data Room Information or other information, as applicable.

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(19)	Brokers and Finders. BioRegenx has not engaged or authorized any Person to act as broker or finder or in any other similar capacity in connection with the transactions contemplated by this Agreement that in any manner may or will impose liability on DocSun.

(20)	Corporate Records. The Corporate Records of BioRegenx are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all Applicable Laws and with the Constating Documents of BioRegenx. The minute books of BioRegenx contain (i) complete and accurate minutes of all meetings of the directors (and any committee thereof) and the shareholders of BioRegenx, and (ii) all written resolutions passed by the directors (and any committee thereof) and the shareholders of BioRegenx. The share certificate books, if any, the register and register of transfers of BioRegenx are complete and accurate, and all transfers of common shares of BioRegenx reflected therein have been duly completed and approved. The registers of directors and officers are complete and accurate and all former and present directors and officers of BioRegenx were duly elected or appointed, as the case may be.

(21)	Full Disclosure. To the knowledge of BioRegenx, no representation or warranty of BioRegenx contained in this Agreement or any document or certificate delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, as the case may be, not misleading.

5.02        Representations and Warranties of DocSun

DocSun represents and warrants to BioRegenx as follows and acknowledges that BioRegenx is relying on such representations and warranties in connection with the transactions contemplated herein:

(1)	Organization and Qualification. DocSun is a Florida corporation validly existing under the laws of its jurisdiction of organization and is duly qualified, licensed or registered to carry on business and is in good standing in each jurisdiction in which the character of its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary. DocSun has all Authorizations required to own, lease and operate its properties and to carry on its business as now conducted.

(2)	Corporate Power and Authority. DocSun has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and each additional agreement or instrument to be delivered pursuant to this Agreement, and to own and lease its properties, and carry on its businesses as now being conducted.

(3)	Execution and Binding Obligation. This Agreement has been, and each additional agreement or instrument to be delivered pursuant to this Agreement will be prior to the Time of Closing, duly authorized, executed, and delivered by DocSun, and each is, or will be at the Time of Closing, a legal, valid and binding agreement of DocSun enforceable against it in accordance with its terms, subject only to any limitation under bankruptcy, insolvency or other law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(4)	Governmental Authorization. No Authorization of, or registration or declaration with, any applicable Governmental Authority with jurisdiction over DocSun is required to be obtained by DocSun in connection with the execution and delivery of this Agreement, except for those Authorizations which are contemplated by this Agreement or those Authorizations that, if not obtained, would not prevent or materially delay the consummation of the Transaction or otherwise prevent or materially delay DocSun from performing its obligations under this Agreement and could not reasonably be expected to have a Material Adverse Effect on DocSun.

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(5)	No Conflict or Contravention. The execution and delivery of this Agreement does not, and the consummation of the Transaction will not, (i) result in a breach or violation of the Constating Documents of DocSun or of any resolutions of the directors or shareholder of DocSun, (ii) conflict with, result in a breach of, constitute a default under, or accelerate the performance required by, or result in the suspension, cancellation, material alteration or creation of a Lien upon, any material Contracts (including any DocSun Material Contracts), or license or permit to which DocSun is a party or by which DocSun is bound or to which any material assets or property of DocSun is subject, or (iii) violate any provision of any Applicable Law applicable to DocSun.

(6)	Capitalization.

a)	The authorized capital of DocSun consists of One Hundred Twenty Million (120,000,000) common shares. As of the date of this Agreement, there are (i) Eleven Million Five Hundred Thousand common shares issued and outstanding.

b)	Except as disclosed above, there are not now, and at the Time of Closing there will not be, any options, warrants, conversion privileges or other rights, member rights plans, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) of any character whatsoever, (i) requiring or which may require the issuance, sale or transfer by DocSun of any securities of DocSun (including any DocSun Common Shares, or any securities or obligations convertible into, or exchangeable or exercisable for, or otherwise evidencing a right or obligation to acquire, any securities of DocSun, including any DocSun Common Shares) (collectively referred to in this subsection as, the “Subject DocSun Securities”), or (ii) obliging DocSun to, directly or indirectly, issue or sell any Subject DocSun Securities, or give any Person a right to subscribe for or acquire from DocSun, any Subject DocSun Securities.

c)	All outstanding DocSun Common Shares have been duly authorized and validly issued, are fully paid and non-assessable. There are no outstanding contractual or other obligations of DocSun to repurchase, redeem or otherwise acquire any of its securities. There are no outstanding bonds, debentures or other evidences of indebtedness of DocSun having the right to vote with the sole shareholder on any matter.

d)	All securities of DocSun have been issued in compliance with all applicable Securities Laws.

(7)	Third Party Consents, Waivers, Approvals. There are no waivers, consents, notices or approvals required to be given to, or obtained from, any Person by DocSun under any Contract to which DocSun is a party (i) in connection with the execution, delivery and performance by DocSun of this Agreement, or the consummation of the Transaction and the other transactions contemplated by this Agreement, or (ii) in order to maintain the DocSun Material Contracts in full force and effect immediately upon the consummation of the Transaction.

(8)	Shareholder Agreements. DocSun is not a party to any pooling, voting, or other similar arrangement or agreement relating to the ownership or voting of any of the securities of DocSun or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in DocSun, and DocSun and has not adopted a shareholders’ rights plan or any other similar plan or agreement.

(9)	Subsidiaries. DocSun has no subsidiaries.

(10)	Reporting Issuer. DocSun is not a “reporting issuer” or equivalent in any jurisdiction nor are any securities of DocSun listed or quoted on any stock exchange or electronic quotation system.

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(11)	Financial Statements. The unaudited financial statements of DocSun since inception (the “DocSun Financial Statements”) are true and correct in all material respects, and present fairly and accurately the financial position of DocSun as at the date thereof and the results of the operations of DocSun for the period then ended. The DocSun Financial Statements have been prepared in accordance with U.S. GAAP, applied on a consistent basis. Since inception, there has been no material alteration in the manner of keeping the books, accounts or records of DocSun or in its accounting policies or practices.

a)	No information has come to the attention of DocSun since the date of the DocSun Financial Statements that would, or would reasonably be expected to, require any restatement or revisions of the DocSun Financial Statements.

b)	Except as disclosed in the DocSun Financial Statements, (i) there are no related-party transactions or off-balance sheet structures or transactions with respect to DocSun, and (ii) DocSun is not a party to, or bound by, any agreement of guarantee, indemnification, assumption or endorsement or any like commitment of the obligations, liabilities (contingent or otherwise) or indebtedness of any other Person.

(12)	No Undisclosed Liabilities. There are no liabilities or obligations of DocSun of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (i) liabilities or obligations disclosed in the DocSun Financial Statements, (ii) liabilities or obligations incurred in the Ordinary Course since the date of the DocSun Financial Statements, and (iii) reasonable accounting and legal fees of DocSun incurred in connection with the Transaction and/or incurred in connection with this Agreement.

(13)	Non-Arms’ Length Transactions. Except as disclosed in the DocSun Financial Statements, DocSun has not, since incorporation, (i) made or agreed to make any payment or loan to, or borrowed any moneys from or is otherwise indebted to, any current or former officer, director, employee or shareholder of DocSun, or any affiliate of DocSun, or any other Person not dealing at arm’s length with DocSun, or any affiliate of any of the foregoing Persons (collectively referred to in this subsection as, the “DocSun Non-Arm’s Length Parties”), except for payment made in the Ordinary Course, and (ii) has not incurred, assumed or guaranteed any debt for borrowed money, or created or assumed any Lien or on behalf or for the benefit of, any DocSun Non-Arm’s Length Party.

(14)	Absence of Certain Changes of Events. Since inception, except as disclosed to BioRegenx:

a)	DocSun has conducted its business only in the Ordinary Course.

b)	DocSun has not (a) issued, sold, or agreed to issue, sell, pledge, hypothecate, lease, dispose of or encumber any DocSun Common Shares or other securities of DocSun or any right, option or warrant with respect thereto, or (b) split, combined or reclassified any of its securities, or declared or made any distribution in respect thereof.

c)	DocSun has not amended or proposed to amend its Constating Documents.

d)	DocSun has not incurred any liability or obligation of any nature (whether absolute, accrued, contingent or otherwise) which has had, or is reasonably likely to have, a Material Adverse Effect on DocSun.

e)	Except as disclosed in the DocSun Financial Statements, DocSun has neither approved nor entered into any agreement in respect of the purchase of any assets or properties or any interest therein, or the sale, transfer or other disposition of any portion of its assets or properties or any interest therein currently owned by DocSun and/or its affiliates, whether by asset sale, transfer of Common Shares or otherwise, or a change of control (by sale or transfer of Common Shares or sale of all or substantially all such property and assets).

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f)	DocSun has not incurred or suffered a Material Adverse Effect.

g)	DocSun has not redeemed, repurchased or otherwise acquired any securities of DocSun, or declared, set aside, or paid or made any dividend or other distribution (whether in cash or otherwise) with respect to any securities of DocSun.

h)	DocSun has not entered into, or amended, any DocSun Material Contract.

i)	DocSun has not, other than in the Ordinary Course, entered into any Contract under which it has outstanding indebtedness for borrowed money or for the deferred purchase price of property, or made any loan or advance to any Person.

j)	DocSun has not satisfied or settled any material claims or material liabilities that have not been reflected in the DocSun Financial Statements, other than the settlement of claims or liabilities incurred in the Ordinary Course.

k)	DocSun has not entered into any agreement or understanding to do any of the foregoing.

(15)	Compliance with Laws. DocSun is not in default under, or in violation of, and has not violated (and failed to cure such violation under) any Applicable Law, including, without limitation, Applicable Laws relating to the issuance or sale of securities, privacy and intellectual property, or any Authorizations, franchises, or concessions granted by, or any judgment, decree, writ, injunction or order of, any Governmental Authority, applicable to its business or any of its properties or assets, except where such default or violation would not have a Material Adverse Effect on DocSun. DocSun has not received any notice or other written communication alleging any material violations and/ or failure to comply with any Applicable Laws.

(16)	Authorizations. DocSun has all Authorizations of, and has made all filings, applications and registrations with, applicable Governmental Authorities that are required in order to permit it to carry on its business as presently conducted and own, operate or use the assets and property of DocSun, except for such Authorizations, the failure to have or make, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on DocSun, and all such Authorizations are in good standing in all material respects.

(17)	Investigations. DocSun has not been notified by any Governmental Authority of any investigation with respect to it that is pending or threatened, nor has any Governmental Authority notified DocSun of such Governmental Authority’s intention to commence or to conduct any investigation, that could be reasonably likely to have a Material Adverse Effect on DocSun.

(18)	Insolvency, Bankruptcy, Etc. No bankruptcy, insolvency or receivership proceedings have been instituted by DocSun or, to the knowledge of DocSun, are pending or threatened against BioRegenx.

(19)	Material Contracts. The DocSun Material Contracts, together with this Agreement, and after the execution and delivery hereof, all ancillary agreements contemplated herein, constitute all the DocSun Material Contracts. True and complete copies of the DocSun Material Contracts have been disclosed in the DocSun Data Room. Each of the DocSun Material Contracts is in full force and effect, unamended, and there exists no default, warranty claim or other obligation or liability or event, occurrence, condition or act (including the purchase and sale of the DocSun Common Shares hereunder and the other transactions contemplated hereunder, including, without limitation, the issuance of the BioRegenx Common Shares) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default, or give rise to a warranty claim or other obligation or liability thereunder. DocSun has not violated or breached, in any material respect, any of the terms or conditions of any DocSun Material Contract and all the covenants to be performed by any other party thereto have been fully and properly performed. DocSun has not received any notice (whether written or oral), that any party to a DocSun Material Contract intends to cancel, terminate or otherwise modify or not renew its relationship with DocSun, and, to the knowledge of DocSun, no such action has been threatened.

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(20)	Intellectual Property.

a)	The DocSun Disclosure Letter sets out a true, correct and complete list, and, where appropriate, a description of (i) all of the registered and material registered and unregistered Intellectual Property owned or used by DocSun (collectively referred to in this subsection as, the “DocSun IP”) and (ii) all licenses or similar agreements or arrangements to which DocSun is a party, either as licensee or licensor, with respect to registered and material unregistered Intellectual Property necessary for the carrying on of the business of DocSun as presently conducted.

b)	DocSun is the exclusive owner of all right, title and interest in and to, or possesses the right to use the DocSun IP, free and clear of all Liens. Other than as disclosed in the DocSun Disclosure Letter, DocSun has not assigned, licensed or otherwise conveyed any of the DocSun IP other than in the Ordinary Course.

c)	DocSun has maintained or caused to be maintained the rights to any of the registered DocSun IP in full force and effect and, all registered DocSun IP is valid, subsisting, in full force and effect (except with respect to applications), and has not expired or been cancelled or abandoned. All necessary registration, maintenance and renewal fees in connection with the registered DocSun IP have been paid, and all necessary documents and certificates in connection with the registered DocSun IP have been filed with the relevant patent, copyright, trademark or other equivalent authorities in the applicable jurisdictions, as the case may be, for the purposes of perfecting, prosecuting and maintaining such DocSun IP. Without limiting the generality of the foregoing, DocSun has renewed or has made application for renewal of any registered DocSun IP (including applications therefor) subject to expiration on or prior to the date that is three (3) months following the Closing Date.

d)	The DocSun IP has not been used, not used, enforced or not enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of any of the DocSun IP. DocSun has not received notice from any Person of any claim or any intention to commence any legal proceeding with respect to infringement, adverse ownership, invalidity, lack of distinctiveness, misappropriation or misuse regarding any of the DocSun IP or challenging any of the DocSun IP or the right of DocSun to use the DocSun IP. DocSun has not infringed and is not currently infringing on the Intellectual Property of any other Person in a manner that would reasonably be expected to result in a Material Adverse Effect on DocSun.

e)	DocSun has not commenced and does not intend to commence any claim or legal proceeding challenging the Intellectual Property rights of any other Person.

f)	DocSun has the full right and authority to use, and BioRegenx will be entitled to continue to use after the Closing Date, the DocSun IP in the manner presently conducted, and such use or continuing use does not to the knowledge of DocSun infringe upon or violate any rights of any other Person. The DocSun IP is sufficient to conduct the business of DocSun as presently conducted, subject to the fact that the business of DocSun includes the development of Intellectual Property not currently existing and that the current absence of such Intellectual Property and/or the failure to develop in future any such Intellectual Property will not constitute a breach or violation of this Agreement. All licenses to which DocSun is a party relating to DocSun IP are in good standing, binding and enforceable in accordance with their respective terms and no default exists on the part of DocSun thereunder.

g)	To the knowledge of DocSun, no Person is infringing, or is threatening to infringe, upon or otherwise violate any of the DocSun IP.

h)	To the knowledge of DocSun, subject to and in compliance with Applicable Laws, no current or former officer, employee or independent contractor of DocSun owns or has claimed an ownership interest in any of the DocSun IP, nor has any right to a royalty or other consideration as a result of its marketing, licensing or assignment.

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i)	DocSun has used commercially reasonably efforts (including measures to protect secrecy and confidentiality, where appropriate) to protect the DocSun IP and confidential information relating thereto. To the knowledge of DocSun, there has not been any material unauthorized disclosure of Intellectual Property such as to prevent DocSun, or following the Closing Date, BioRegenx, from obtaining or enforcing any right that it could otherwise have obtained or enforced with respect to such Intellectual Property.

j)	DocSun has not received notice that there are any Intellectual Property rights of any other Person that form part of the DocSun IP or that would constitute joint ownership by or with any other Person or that would constitute rights to market, distribute, license or convey the DocSun IP, and no funding or facilities of any Governmental Authority nor any personnel of any such Person in their capacity as personnel of such Person, were used, directly or indirectly, to develop or create, in whole or in part, any of the DocSun IP.

(22)	Litigation. There is no claim, action, inquiry, proceeding or investigation in effect or ongoing, pending or, to the knowledge of DocSun, threatened against or relating to DocSun, the business of DocSun, or affecting any of its properties or assets, and to the knowledge of DocSun, there is no event or circumstance which could reasonably be expected to give rise to any such claim, action, inquiry, proceeding or investigation. There is no judgment, writ, decree, injunction, rule, award or order of any Governmental Authority outstanding against DocSun in respect of its businesses, properties or assets.

(23)	Environmental Matters.

a)	DocSun is in compliance with all applicable Environmental Laws, and has not used, except in material compliance with all Environmental Laws, any property or facility which it owns or leases, or previously owned or leased, to conduct any environmental activity.

b)	Neither DocSun nor any of its predecessor companies, has received any notice of any material claim, judicial or administrative proceeding, order or direction, pending, instituted, threatened, concluded or issued against, DocSun or any of its properties, assets or operations relating to, or alleging any violation of, any Environmental Laws, and DocSun is not aware of any facts which would reasonably be expected to give rise to any such claim, judicial or administrative proceeding, order or direction, or any liabilities relating thereto (whether contingent or otherwise).

c)	Neither DocSun, nor any of its properties, assets or operations is the subject of any investigation, evaluation, audit or review by any Governmental Authority to determine whether any violation of any Environmental Laws has occurred or is occurring or whether any remedial action is needed in connection with a release of any contaminant into the environment.

d)	DocSun is not required to hold or obtain any Authorization under any Environmental Laws in connection with the operation of its business as currently conducted and the ownership and use of its assets, and DocSun has not received any notification that (i) any such Authorization under any Environmental Laws is required in connection with the operation of its business as currently conducted and the ownership and use of its assets, or (ii) any work, repairs, constructions or capital expenditures are required to be made by DocSun as a condition of continued compliance with any Environmental Laws.

(24)	Employment Matters.

a)	Other than as disclosed to BioRegenx, DocSun does not have any employees. DocSun is not a party to any employment, management or consulting agreement of any kind whatsoever, or any collective bargaining agreement, and further, has not entered into any written or oral agreement or understanding providing for bonuses, severance or termination payments to any director, officer or employee in connection with the termination of their position or their employment as a direct result of a change in control of DocSun (including as a result of the Transaction).

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b)	DocSun is in compliance with all material terms and conditions of employment and all Applicable Laws respecting employment, including, but not limited to, pay equity, wages, hours of work, overtime, occupational health and safety, workers compensation and human rights. DocSun is not subject to (i) any outstanding grievance, complaint, investigation, orders under Applicable Laws respecting employment, or (ii) any proceeding, claim, or litigation relating to wrongful dismissal, constructive dismissal, unfair labour practice, or tort, in each case relating to employment, or any termination of the employment of employees or the termination of the engagement of independent contractors, and to the knowledge of DocSun, no such proceeding, claim, or litigation is threatened, and there is no basis for any such proceeding, claim, or litigation.

c)	DocSun has not implemented, and is not a party to, any employee or benefit plans (including, without limitation, any plans or agreements providing for benefits to employees (such as, dental or medical plans, or plans providing for retention bonuses, severance, or termination payments). Without limiting the generality of the foregoing, DocSun does not currently sponsor, maintain, contribute to or has any liability under, nor has ever sponsored, maintained, contributed to or incurred any liability under a “registered pension plan” or a “retirement compensation arrangement”, each as defined under the Tax Act, a “pension plan” as defined under applicable pension benefits standards legislation, or any other plan organized and administered to provide pensions for employees or former employees of any member of DocSun.

d)	DocSun has operated in all material respects in accordance with all Applicable Laws with respect to employment and labour, including employment and labour standards, occupational health and safety, employment equity, pay equity, workers’ compensation, human rights, labour relations and privacy, and there are no current, pending, or, to the knowledge of DocSun, threatened actions or proceedings before any Governmental Authority with respect to any such matters.

e)	Neither the execution of this Agreement nor the consummation of the Transaction and the other transactions contemplated in this Agreement will (i) result in any payment (including severance, unemployment compensation, “golden parachute”, bonus or otherwise) becoming due to any Person or other entity including, but not limited to, any director, officer, employee or consultant of DocSun, or (ii) increase the rate of wages, salaries, commissions, bonuses, incentive compensation or other remuneration, severance entitlements, or benefits otherwise payable to any current or former employee of DocSun.

(25)	No Limitations or Restrictions.

a)	DocSun is neither a party to nor is otherwise bound by, and there is not in place, any noncompetition, exclusivity or other similar agreement, commitment or understanding, whether written or oral, that would now or hereafter, in any material respect, restrict or limit the business and operations of DocSun or the use of the properties and assets of DocSun, as now conducted or presently proposed to be conducted by BioRegenx following the consummation of the Transaction.

b)	There is no judgement, injunction, order or decree binding upon DocSun that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of DocSun, any acquisition of property by DocSun, or the conduct of business by DocSun as now conducted or or presently proposed to be conducted by BioRegenx following the consummation of the Transaction.

(26)	Assets, Properties and Title.

a)	DocSun does not own any real or immovable property.

b)	DocSun has valid, good, and marketable title to, and legal and beneficial ownership of, all its properties and assets free and clear of all Liens (other than any property or an asset as to which DocSun is a lessee, in which case it has a valid leasehold interest therein), except for such defects in title that individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect on DocSun.

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c)	The DocSun Data Room contains complete and accurate copies of all leases and subleases for real and immovable property leased or subleased by DocSun (the “Leased Properties”). Each lease or sublease in respect of the Leased Properties is in good standing, legal, valid, binding and in full force and effect and is a legal, valid, binding obligation of, and is enforceable against, each other party thereto in accordance with its terms, subject only to any limitation under bankruptcy, insolvency or other law affecting the enforcement of creditors’ rights generally and the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction. There is no event of breach or default, or any event which, with the giving of notice, the lapse of time or both, would become an event of default, under any lease or sublease in respect of the Leased Properties and, DocSun has not received or delivered any notice of any material breach of, or default under, any such lease or sublease.

d)	Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on DocSun, the properties and assets of DocSun (including the Leased Properties) are structurally sound, in good operating condition and repair having regard to their use and age and are adequate and suitable for the uses to which they are being put, and none of the said properties and assets are in need of maintenance or repairs except for ordinary routine maintenance and repairs that are not material in nature or cost.

(27)	Insurance. DocSun maintains such policies of insurance as are appropriate to the business of DocSun and the assets and properties of DocSun, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets. The DocSun Disclosure Letter sets forth a complete list of the insurance policies which are maintained by or on behalf of DocSun, and sets out, in respect of each policy, a description of the type of policy, the name of insurer, the coverage, the expiration date, the annual premium and any pending or threatened claims in connection with such policy. To the knowledge of DocSun, DocSun is not in default in any material respect with respect to any of the provisions contained in such insurance policies. True, correct and complete copies of all insurance policies held by or on behalf of DocSun and the most recent inspection reports received from insurance underwriters have been delivered to BioRegenx or included in the DocSun Data Room Information.

(28)	Taxes.

a)	DocSun has duly and in a timely manner made or prepared all Tax Returns required to be made or prepared by it and has duly and in a timely manner filed (within the prescribed times) all Tax Returns required to be filed by it with the appropriate Governmental Authority. All such Tax Returns were complete and correct in all material respects.

b)	DocSun has (i) duly and in a timely manner paid all Taxes, including installments on account of Taxes for the current year required by Applicable Laws, which are due and payable by it whether or not assessed by the appropriate Governmental Authority, (ii) duly and timely withheld all Taxes and other amounts required by Applicable Laws to be withheld by it (including Taxes and other amounts required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Authority such Taxes or other amounts required by Law to be remitted by it, and (iii) duly and timely collected all amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial taxes and state and local taxes, required by Applicable Laws to be collected by it and has duly and timely remitted to the appropriate Governmental Authority such amounts required by Law to be remitted by it.

c)	Since the date of the DocSun Financial Statements, no material liability in respect of Taxes not reflected in the DocSun Financial Statements has been assessed, proposed to be assessed, incurred or accrued, other than in the Ordinary Course.

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d)	Except as disclosed to BioRegenx, DocSun has not made, prepared and/or filed any elections, designations or similar filings relating to Taxes or entered into any agreement or other arrangement in respect of Taxes or Tax Returns in respect of any period. DocSun is not a party to any agreement, waiver or arrangement with any Governmental Authority which relates to any extension of time with respect to the filing of any Tax Return, any payment of Taxes or any action or assessment relating to Taxes.

e)	There are no proceedings, investigations, audits, assessments, reassessments, or claims now pending or threatened against DocSun in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes.

f)	There are no Liens for Taxes upon any properties or assets of DocSun, other than Liens relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in the DocSun Financial Statements.

g)	DocSun has made available to BioRegenx true and complete copies of all Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(29)	DocSun Data Room Information. All DocSun Data Room Information is true and correct in all respects and does not contain any omissions as at its respective date as stated therein, or, if any DocSun Data Room Information is undated, as of the date of its delivery to the DocSun Data Room for purposes of the transactions contemplated by this Agreement. None of the DocSun Data Room Information has been amended except as disclosed to BioRegenx in the DocSun Data Room. Additionally, all information disclosed or provided to BioRegenx in relation to BioRegenx’s due diligence requests, including information not disclosed or provided in the DocSun Data Room, is true and correct in all respects and does not contain any omissions as at its respective date as stated therein, and has not been amended except as disclosed to BioRegenx. DocSun acknowledges that BioRegenx is relying on all information disclosed or provided to it by DocSun in entering into this Agreement, and to the extent that there has been a material change to any of the DocSun Data Room Information or any other information disclosed or provided to BioRegenx since the date disclosed or provided to BioRegenx, such DocSun Data Room Information or other information, as applicable, is true and correct in all material respects or is no longer relevant or material to DocSun or additional information has been disclosed and provided in the DocSun Data Room or disclosed to BioRegenx which supersedes or replaces such DocSun Data Room Information or other information, as applicable.

(30)	Brokers and Finders. DocSun has not engaged or authorized any Person to act as broker or finder or in any other similar capacity in connection with the transactions contemplated by this Agreement, and no Person is, or will be entitled to, any brokerage or finder’s fee in connection with the transactions contemplated by this Agreement.

(31)	Corporate Records. The Corporate Records of DocSun are complete and accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all Applicable Laws and with the Constating Documents of DocSun. The minute books of DocSun contain (i) complete and accurate minutes of all meetings of the members (and any committee thereof) and the members of DocSun, and (ii) all written resolutions passed by the members (and any committee thereof) and the members of DocSun. The membership interest certificate books, if any, the register and register of transfers, are complete and accurate, and all transfers of Common Shares of DocSun reflected therein have been duly completed and approved. The registers of members, officers and directors are complete and accurate and all former and present members, officers and directors of DocSun were duly elected or appointed, as the case may be.

(32)	Books and Records. All Books and Records of DocSun have been fully, properly and accurately kept and, where required, completed in accordance with generally accepted accounting principles, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein. The financial books and records and accounts of DocSun (i) have been maintained in accordance with good business practices and in accordance with U.S. GAAP, on a basis consistent with prior years except as noted in the DocSun Financial Statements, (ii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of assets of DocSun, and (ii) accurately and fairly reflect the basis for DocSun’s financial statements.

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(33)	Full Disclosure. To the knowledge of DocSun, no representation or warranty of DocSun contained in this Agreement or any document or certificate delivered pursuant to this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein, as the case may be, not misleading.

5.04        Survival of Representations and Warranties

The representations and warranties made by the parties and contained in this Agreement or any document or certificate given pursuant hereto shall survive the Closing of the Transaction until the date that is 24 months from the date of Closing. No claim for breach of any representation, warranty or covenant shall be valid unless that party against whom such claim is made has been given notice thereof before the expiry of such 24-month period.

ARTICLE VI

6.01        Mutual Covenants

Each of the parties hereby covenants and agrees with each of the other parties as follows:

(1)	It will use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder which are reasonably under its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under Applicable Laws to complete the Transaction in accordance with the terms of this Agreement. Without limiting the generality of the foregoing, in the event that any Person, including without limitation, any securities regulatory authority, seeks to prevent, delay or hinder implementation of all or any portion of the Transaction or seeks to invalidate all or any portion of this Agreement, BioRegenx and DocSun shall use commercially reasonable efforts to resist such proceedings and to lift or rescind any injunction or restraining order or other order or action seeking to stop or otherwise adversely affecting the ability of the parties to complete the Transaction.

(2)	It will use commercially reasonable efforts to obtain, before the Time of Closing, all Authorizations, and all authorizations, waivers, exemptions, consents, orders and other approvals from shareholders and third parties, as are necessary, for the consummation of the transactions contemplated herein.

(3)	It will use commercially reasonable efforts to defend, or cause to be defended, any lawsuits or other legal proceedings brought against it challenging this Agreement or the completion of the Transaction. It will not settle or compromise any claim brought against it in connection with the transactions contemplated by this Agreement prior to the Closing Date without the prior written consent of each of the other parties, such consent not to be unreasonably withheld, delayed, or conditioned.

(4)	It will promptly notify each of the other parties if any representation or warranty made by it in this Agreement ceases to be true and correct in all respects (in the case of any representation or warranty containing any materiality or Material Adverse Effect qualifier) or in all material respects (in the case of any representation or warranty without any materiality or Material Adverse Effect qualifier) and of any failure to comply in any material respect with any of its obligations under this Agreement.

(5)	It will co-operate with each of the other parties in good faith in order to ensure the timely completion of the Transaction.

(6)	It will use commercially reasonable efforts to co-operate with each of the other parties in connection with the performance by each of the other parties of its obligations under this Agreement.

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6.02        Covenants of BioRegenx

Subject to Section 7.02, BioRegenx covenants and agrees with DocSun as follows, until the earlier of the Closing Date and the date upon which this Agreement is terminated in accordance with Article VII:

(1)	It will, in a timely and expeditious manner file and/or deliver any document or documents as may be required in order for the Transaction as contemplated herein to be effective.

(2)	It will not solicit, initiate, knowingly encourage, cooperate with or facilitate (including by way of furnishing any non-public information or entering into any form of agreement, arrangement or understanding) the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction or propose any activities or solicitations in opposition to or in competition with the Transaction. Without limiting the generality of the foregoing, it will neither (i) induce or attempt to induce any other Person to initiate any shareholder proposal or “takeover bid,” exempt or otherwise, within the meaning of the Securities Act, for securities or assets of BioRegenx, (ii) undertake any transaction or negotiate any transaction which would be, or potentially could be, in conflict with the Transaction, including, without limitation, allowing access to any third party to conduct due diligence, nor (iii) permit any of its officers or directors to authorize such access, except as required by statutory obligations. In the event BioRegenx, including any of its officers or directors, receives any form of offer or inquiry, BioRegenx shall forthwith (in any event within one (1) Business Day following receipt) notify DocSun of such offer or inquiry and provide DocSun with such details as it may request.

(3)	It will make available and afford DocSun and its authorized representatives and, if requested by DocSun, provide a copy of all title documents, contracts, financial statements, minute books, share certificate books, if any, share registers, plans, reports, licenses, orders, permits, books of account, accounting records, constating documents and all other documents, information and data relating to BioRegenx. BioRegenx will afford DocSun and its authorized representatives every reasonable opportunity to have free and unrestricted access to BioRegenx’s property, assets, undertaking, records and documents. At the request of DocSun, BioRegenx will execute or cause to be executed such consents, authorizations and directions as may be necessary to permit any inspection of BioRegenx’s business and any of its property or to enable DocSun or its authorized representatives to obtain full access to all files and records relating to any of the assets of BioRegenx maintained by Governmental Authorities. The obligations in this Section 6.02 are subject to any access or disclosure contemplated herein not being otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver cannot be obtained, provided that in such circumstance BioRegenx will be required to disclose that information has been withheld on this basis. The exercise of any rights of inspection by or on behalf of DocSun under this Section 6.02 will not mitigate or otherwise affect the representations and warranties of BioRegenx hereunder.

(4)	Except for non-substantive communications, and provided that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver cannot be obtained (provided that in such circumstance BioRegenx will be required to disclose that information has been withheld on this basis), it will furnish promptly to DocSun (on behalf of itself and its shareholders) a copy of each notice, report, schedule or other document or communication delivered, filed or received by BioRegenx in connection with or related to the Transaction, any filings under Applicable Laws and any dealings with any Governmental Authority in connection with or in any way affecting the Transaction as contemplated herein.

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(5)	It will use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations set forth in this Agreement to the extent the same are within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all Applicable Laws to complete the Transaction as contemplated herein, including using commercially reasonable efforts to:

a)	obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases, licenses, agreements and other Contracts, as applicable;

b)	effect all necessary registrations and filings and submissions of information requested by any Governmental Authority required to be effected by it in connection with the Transaction and participate and appear in any proceedings of either BioRegenx or DocSun before any Governmental Authority to the extent permitted by such authorities; and

c)	fulfill all conditions and satisfy all provisions of this Agreement and the Transaction.

(6)	Subject to Applicable Laws or as authorized by this Agreement, it will not take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Transaction.

(7)	It will conduct and operate its business and affairs only in the Ordinary Course and use commercially reasonable efforts to preserve its business organization, goodwill and material business relationships with other Persons.

(8)	Except as may be necessary or desirable in order to effect the Transaction as contemplated hereunder, it will not alter or amend its Constating Documents as the same exist at the date of this Agreement.

(9)	It will not merge into or with, or amalgamate or consolidate with, or enter into any other corporate reorganization or arrangement with, or transfer its undertaking or assets as an entirety or substantially as an entirety to, any other Person or perform any act which would render inaccurate in any material way any of its representations and warranties set forth herein as if such representations and warranties were made at a date subsequent to such act and all references to the date of this Agreement were deemed to be such later date, except as contemplated in this Agreement. Without limiting the generality of the foregoing, it will not:

a)	make any distribution by way of dividend, distribution of property or assets, return of capital or otherwise to or for the benefit of its shareholders;

b)	increase or decrease its paid-up capital or purchase or redeem any Common Shares except upon the exercise of share purchase warrants or options or conversion of convertible securities of BioRegenx outstanding as of the date hereof; or

c)	issue or enter into any commitment to issue any of its Common Shares or securities convertible into, or rights, warrants or options to acquire, any such Common Shares, except upon the exercise of share purchase warrants or options or conversion of convertible securities of BioRegenx outstanding as of the date hereof.

(10)	It will take all necessary corporate action and proceedings to approve and authorize the issuance of the BioRegenx Common Shares to DocSun Shareholders in accordance with the terms of this Agreement.

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(11)	It will prepare and file with all applicable securities commissions such notifications and fees necessary to permit, or that are required in connection with, the issuance of the BioRegenx Common Shares to DocSun on a basis exempt from the prospectus requirements of the applicable Securities Laws.

(12)	It will not authorize, sell or issue, or negotiate or enter into an agreement to sell or issue, any debt, equity or other securities of BioRegenx (including those that are convertible or exchangeable into securities of BioRegenx), other than as contemplated under this Agreement or pursuant to the exercise or conversion of share purchase warrants, options or convertible securities of BioRegenx outstanding as of the date hereof.

(13)	It will include a pro forma post-Closing capitalization table in BioRegenx Disclosure Letter and will use commercially reasonable efforts to provide DocSun with all documentation relevant to the rights, preference and privileges of all authorized equity securities of BioRegenx.

6.03        Covenants of DocSun

Subject to Section 7.02, DocSun covenants and agrees with BioRegenx as follows, until the earlier of the Closing Date and the date upon which this Agreement is terminated in accordance with Article VII:

(1)	It will, in a timely and expeditious manner file and/or deliver any document or documents as may be required in order for the Transaction as contemplated herein to be effective.

(2)	It will not solicit, initiate, knowingly encourage, cooperate with or facilitate (including by way of furnishing any non-public information or entering into any form of agreement, arrangement or understanding) the submission, initiation or continuation of any oral or written inquiries or proposals or expressions of interest regarding, constituting or that may reasonably be expected to lead to any activity, arrangement or transaction or propose any activities or solicitations in opposition to or in competition with the Transaction. Without limiting the generality of the foregoing, it will neither (i) induce or attempt to induce any other Person to initiate any shareholder proposal or “takeover bid,” exempt or otherwise, within the meaning of the Securities Act, for securities or assets of DocSun, (ii) undertake any transaction or negotiate any transaction which would be, or potentially could be, in conflict with the Transaction, including, without limitation, allowing access to any third party to conduct due diligence, nor (iii) permit any of its officers or directors to authorize such access, except as required by statutory obligations. In the event DocSun, including any of its officers or directors, receives any form of offer or inquiry, DocSun shall forthwith (in any event within one (1) Business Day following receipt) notify BioRegenx of such offer or inquiry and provide BioRegenx with such details as it may request.

(3)	It will make available and afford BioRegenx and its authorized representatives and, if requested by BioRegenx, provide a copy of all title documents, contracts, financial statements, minute books, share certificate books, if any, share registers, plans, reports, licences, orders, permits, books of account, accounting records, constating documents and all other documents, information and data relating to DocSun. DocSun will afford BioRegenx and its authorized representatives every reasonable opportunity to have free and unrestricted access to DocSun’s property, assets, undertaking, records and documents. At the request of BioRegenx, DocSun will execute or cause to be executed such consents, authorizations and directions as may be necessary to permit any inspection of DocSun’s business and any of its property or to enable BioRegenx or its authorized representatives to obtain full access to all files and records relating to any of the assets of DocSun maintained by Governmental Authorities. The obligations in this Section 6.03 are subject to any access or disclosure contemplated herein not being otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver cannot be obtained, provided that in such circumstance DocSun will be required to disclose that information has been withheld on this basis. The exercise of any rights of inspection by or on behalf of BioRegenx under this Section 6.03 will not mitigate or otherwise affect the representations and warranties of DocSun hereunder.

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(4)	Except for non-substantive communications, and provided that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver cannot be obtained (provided that in such circumstance DocSun will be required to disclose that information has been withheld on this basis), it will furnish promptly to BioRegenx (on behalf of itself and its shareholders) a copy of each notice, report, schedule or other document or communication delivered, filed or received by DocSun in connection with or related to the Transaction, any filings under Applicable Laws and any dealings with any Governmental Authority in connection with or in any way affecting the Transaction as contemplated herein.

(5)	It will use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions precedent to its obligations set forth in this Agreement to the extent the same are within its control and to take, or cause to be taken, all other actions and to do, or cause to be done, all other things necessary, proper or advisable under all Applicable Laws to complete the Transaction as contemplated herein, including using commercially reasonable efforts to:

a)	obtain all necessary waivers, consents and approvals required to be obtained by it from other parties to loan agreements, leases, licenses, agreements and other Contracts, as applicable;

b)	effect all necessary registrations and filings and submissions of information requested by any Governmental Authority required to be effected by it in connection with the Transaction and participate and appear in any proceedings of either DocSun or BioRegenx before any Governmental Authority to the extent permitted by such authorities; and

c)	fulfill all conditions and satisfy all provisions of this Agreement and the Transaction.

(6)	Subject to Applicable Laws or as authorized by this Agreement, it will not take any action, refrain from taking any action, or permit any action to be taken or not taken, inconsistent with this Agreement or which would reasonably be expected to significantly impede the consummation of the Transaction.

(7)	It will conduct and operate its business and affairs only in the Ordinary Course and use commercially reasonable efforts to preserve its business organization, goodwill and material business relationships with other Persons. For greater certainty, it will not enter into any material transaction out of the Ordinary Course without the prior consent of BioRegenx, and DocSun will keep BioRegenx fully informed as to the material decisions or actions required or required to be made with respect to the operation of its business, provided that such disclosure is not otherwise prohibited by reason of a confidentiality obligation owed to a third party for which a waiver could not be obtained.

(8)	Except as may be necessary or desirable in order to effect the Transaction as contemplated hereunder, it will not alter or amend its Constating Documents as the same exist at the date of this Agreement.

(9)	It will not merge into or with, or amalgamate or consolidate with, or enter into any other corporate reorganization or arrangement with, or transfer its undertaking or assets as an entirety or substantially as an entirety to, any other Person or perform any act which would render inaccurate in any material way any of its representations and warranties set forth herein as if such representations and warranties were made at a date subsequent to such act and all references to the date of this Agreement were deemed to be such later date, except as contemplated in this Agreement. Without limiting the generality of the foregoing, it will not:

a)	make any distribution by way of dividend, distribution of property or assets, return of capital or otherwise to or for the benefit of its shareholders;

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b)	increase or decrease its paid-up capital or purchase or redeem any Common Shares except upon the exercise of share purchase warrants or options or conversion of convertible securities of DocSun outstanding (and disclosed to BioRegenx) as of the date hereof; or

c)	issue or enter into any commitment to issue any of its Common Shares or securities convertible into, or rights, warrants or options to acquire, any such Common Shares, except upon the exercise of share purchase warrants or options or conversion of convertible securities of DocSun outstanding (and disclosed to BioRegenx) as of the date hereof.

(10)	It will take all necessary corporate action and proceedings to approve and authorize the valid and effective transfer of the DocSun Common Shares to BioRegenx.

(11)	It will not authorize, sell or issue, or negotiate or enter into an agreement to sell or issue, any debt, equity or other securities of DocSun (including those that are convertible or exchangeable into securities of DocSun), other than as contemplated under this Agreement or pursuant to the exercise or conversion of share purchase warrants, options or convertible securities of DocSun outstanding (and disclosed to BioRegenx) as of the date hereof.

ARTICLE VII

TERMINATION

7.01        Termination

This Agreement may be terminated in writing at any time prior to the Closing:

(1)	by mutual written consent of BioRegenx and DocSun;

(2)	by either DocSun or BioRegenx if the Closing shall not have been consummated on or prior to the Termination Date, without liability to the terminating party on account of such termination; provided that the right to terminate this Agreement pursuant to this Section 7.01 shall not be available to a party whose breach or violation of any representation, warranty, covenant, obligation or agreement under this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or before such date;

(3)	by BioRegenx, if there has been a material breach by DocSun of any representation, warranty, covenant or agreement set forth in this Agreement or any of the documents contemplated hereby which breach would result in the failure to satisfy one or more of the conditions set forth in Sections 3.01 or 3.02 which DocSun fails to cure within ten (10) Business Days after written notice thereof is given by BioRegenx;

(4)	by DocSun, if there has been a material breach by BioRegenx of any representation, warranty, covenant or agreement set forth in this Agreement or any of the documents contemplated hereby which breach would result in the failure to satisfy one or more of the conditions set forth in Sections 3.01 or 3.02 which BioRegenx fails to cure within Ten (10) Business Days after written notice thereof is given by DocSun;

(5)	by BioRegenx or DocSun, if the other party completes an Alternative Transaction or enters into a definitive and binding agreement to effect an Alternative Transaction; and

(6)	by any party, if any permanent injunction or other order of a court or other competent authority preventing the Closing shall have become final and non-appealable, provided however, that no party shall be entitled to terminate this Agreement if such party’s material breach of this Agreement or any of the documents contemplated hereby has resulted in such permanent injunction or order.

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7.02        Effect of Termination

Upon termination of this Agreement in accordance with the terms hereof, the parties shall have no further obligations under this Agreement, other than the obligations contained in Sections 10.02 and 10.07.

ARTICLE VIII

INDEMNIFICATION

8.01        Indemnification by BioRegenx

Subject to Section 5.04, BioRegenx shall indemnify and hold DocSun harmless for and from (i) any loss, damages or deficiencies suffered by DocSun as a result of any breach of representation, warranty or covenant on the part of BioRegenx contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement, and (ii) all claims, demands, costs and expenses, including reasonable legal fees, in respect of the foregoing.

8.02        Indemnification by DocSun

Subject to Section 5.04, (i) DocSun shall indemnify and save BioRegenx harmless for and from any loss, damages or deficiencies suffered by BioRegenx as a result of any breach of representation, warranty or covenant on the part of DocSun contained in this Agreement or in any certificate or document delivered pursuant to or contemplated by this Agreement, and for and from all claims, demands, costs and expenses, including reasonable legal fees, in respect of the foregoing; and (ii) DocSun shall indemnify and save BioRegenx harmless for and from any and all claims, demands, actions, applications, suits, causes of action, charges, indictments, prosecutions, other similar processes for or relating to Taxes arising in or in respect of any period ending on, before or including the Closing Date, including any Taxes relating to any period prior to the Closing Date for which a reassessment is issued by a Governmental Authority after the Closing Date.

8.03        Notice of Claim

A party entitled to and seeking indemnification pursuant to the terms of this Agreement (such party, the “Indemnified Party”) shall promptly give written notice to the party or parties, as applicable, responsible for indemnifying the Indemnified Party (each such party or parties, as applicable, the “Indemnifying Party”) of any claim for indemnification pursuant to Sections 8.01 and 8.02 (a “Claim”, which term shall include more than one Claim). Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available) (i) the factual basis for the Claim, and (ii) the amount of the Claim, or, if any amount is not then determinable, an approximate and reasonable estimate of the likely amount of the Claim.

8.04        Procedure for Indemnification

(1)	Direct Claims. With respect to Direct Claims, following receipt of notice from the Indemnified Party of a Claim, the Indemnifying Party shall have 30 days to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable, acting reasonably. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim. If the Indemnified Party and the Indemnifying Party agree at or prior to the expiration of such 30 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim.

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(2)	Third Party Claims. With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its own expense, to participate in or assume control of the negotiation, settlement or defense of such Third Party Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s commercially reasonable out-of-pocket expenses incurred as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall cooperate with the Indemnifying Party, shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim at its own expense and shall have the right to disagree on reasonable grounds with the selection and retention of counsel, in which case counsel satisfactory to the Indemnifying Party and the Indemnified Party shall be retained by the Indemnifying Party. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend any such Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

8.05        General Indemnification Rules

The obligations of the Indemnifying Party to indemnify the Indemnified Party in respect of Claims shall also be subject to the following:

(1)	without limiting the generality of Sections 8.01 and 8.02, any Claim for breach of any representation, warranty or covenant shall be subject to Section 5.04;

(2)	the Indemnifying Party’s obligation to indemnify the Indemnified Party shall only apply to the extent that the Claims in respect of which the Indemnifying Party has given an indemnity, in the aggregate, exceed $25,000;

(3)	notwithstanding anything to the contrary in this Agreement, the aggregate liability of DocSun or BioRegenx to any and all Indemnified Parties under this Article VIII shall be limited to the value of the Closing BioRegenx Common Shares issuable under this Agreement;

(4)	if any Third Party Claim is of a nature such that the Indemnified Party is required by Applicable Laws to make a payment to any Person (a “Third Party”) with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, the Indemnified Party may make such payment and thereafter seek reimbursement from the Indemnifying Party for any such payment. If any Indemnifying Party pays, or reimburses an Indemnified Party in respect of any Third Party Claim before completion of settlement negotiations or related legal proceedings, and the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party;

(5)	except in the circumstance contemplated by Section 8.04, and whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnified Party shall not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld);

(6)	the Indemnified Party shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifying Party notice and an opportunity to contest such Third Party Claim;

(7)	the Indemnified Party and the Indemnifying Party shall cooperate fully with each other with respect to Third Party Claims and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available); and

(8)	the provisions of this 0 shall constitute the sole remedy available to a party against another party with respect to any and all breaches of any agreement, covenant, representation or warranty made by such other party in this Agreement.

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ARTICLE IX

EXCLUSIVITY AND ACCESS

9.01        Obligations of DocSun

Prior to the Termination Date, or the earlier termination of this Agreement, DocSun shall not, directly or indirectly, negotiate or deal with any party other than with BioRegenx relating to an Alternative Transaction involving DocSun or the sale or disposition of any part of the outstanding DocSun Common Shares or assets of DocSun, or solicit enquiries or provide information with respect to same. Nothing contained in this Agreement will prohibit, prevent or restrict DocSun from furnishing or providing information in respect of or otherwise responding to or engaging in discussions or negotiations in respect of, an unsolicited Alternative Transaction not resulting from a breach of this Section 9.01, or the directors of DocSun, in the fulfilment of their fiduciary duties, from supporting or facilitating any such unsolicited Alternative Transaction, or DocSun from completing any such Alternative Transaction, or entering into a definitive and binding agreement to effect such an Alternative Transaction, if directors of DocSun determine in good faith, after consultation, to the extent considered appropriate by the directors, with its financial and legal advisors, that such unsolicited Alternative Transaction constitutes, or could reasonably be expected to lead to or result in, a transaction that would, if consummated in accordance with its terms, be more favourable to DocSun than the Transaction, provided however, that prior to taking such action, the directors of DocSun shall have concluded, after considering Applicable Laws, and receiving advice of independent, outside legal counsel, that such action would be a proper exercise of their fiduciary duties, that it is appropriate that the directors take such action in order to properly discharge their fiduciary duties, or that such action is otherwise required under Applicable Laws. In the event DocSun or its shareholders receive any form of offer or inquiry, DocSun shall forthwith (in any event within one (1) Business Day following receipt) notify BioRegenx of such offer or inquiry and provide BioRegenx with such details as it may request.

9.02        Obligations of BioRegenx

Except as disclose, prior to the Termination Date, or the earlier termination of this Agreement, BioRegenx shall not, directly or indirectly, negotiate or deal with any party other than DocSun relating to an Alternative Transaction involving BioRegenx, or solicit enquiries or provide information with respect to same. Nothing contained in this Agreement will prohibit, prevent or restrict BioRegenx from furnishing or providing information in respect of or otherwise responding to or engaging in discussions or negotiations in respect of, an unsolicited Alternative Transaction not resulting from a breach of this Section 9.02, or the directors of BioRegenx, in the fulfilment of their fiduciary duties, from supporting or facilitating any such unsolicited Alternative Transaction, or BioRegenx from completing any such Alternative Transaction, or entering into a definitive and binding agreement to effect such an Alternative Transaction, if directors of BioRegenx determine in good faith, after consultation, to the extent considered appropriate by the directors, with its financial and legal advisors, that such unsolicited Alternative Transaction constitutes, or could reasonably be expected to lead to or result in, a transaction that would, if consummated in accordance with its terms, be more favourable to BioRegenx than the Transaction, provided however, that prior to taking such action, the directors of BioRegenx shall have concluded, after considering Applicable Laws, and receiving advice of independent, outside legal counsel, that such action would be a proper exercise of their fiduciary duties, that it is appropriate that the directors take such action in order to properly discharge their fiduciary duties, or that such action is otherwise required under Applicable Laws. In the event BioRegenx receives any form of offer or inquiry, BioRegenx shall forthwith (in any event within one (1) Business Day following receipt) notify DocSun of such offer or inquiry and provide DocSun with such details as it may request.

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ARTICLE X

GENERAL

10.01        Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Agreement (each, a “notice”) shall be in writing shall be in writing addressed as follows:

(1)	If to BioRegenx:

BioRegenx, Inc.

7407 Ziegler Road

Chattanooga, Tennessee 37421

Attention: William Resides, Chief Executive Officer

with a courtesy copy (which copy shall not constitute notice to BioRegenx) to:

J.M. Walker & Associates

7841 South Garfield Way

Centennial, CO 80122

Attention: Jody M. Walker

(2)	If to DocSun:

DocSun Biomedical Holdings, Inc.

6763 32nd Avenue N

St. Petersburg FL 33710

Attention: Gary Kiss, Chief Executive Officer

or such other address as may be designated by notice given by either DocSun or BioRegenx to the other in accordance with this Section 10.02. Each notice shall be personally delivered to the addressee or sent by e-mail to the addressee and a notice which is personally delivered or sent by email shall, if delivered or sent prior to 4:00 p.m. (local time of the recipient) on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the next Business Day.

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10.02        Confidentiality

Prior to Closing and, if the Transaction is not completed, at all times thereafter, each of the parties will keep confidential and refrain from using all information obtained by it in connection with the transactions contemplated by this Agreement relating to all other parties, provided however that such obligation shall not apply to any information which was in the public domain at the time of its disclosure to a party or which subsequently comes into the public domain other than as a result of a breach of such party’s obligations under this Section 10.02. For greater certainty, nothing contained herein shall prevent any disclosure of information which may be required pursuant to Applicable Laws or pursuant to an order in judicial or administrative proceedings or any other order made by any Governmental Authority.

10.03        Assignment

No party may assign this Agreement or its rights or obligations hereunder without the prior written consent of the other parties, such consent not to be unreasonably withheld, delayed, or conditioned.

10.04        Binding Effect

This Agreement shall be binding upon and shall enure to the benefit of the parties and their respective heirs, successors and permitted assigns.

10.05        Waiver

No waiver of any provision of this Agreement will constitute a waiver of any other provision, nor will any waiver constitute a continuing waiver unless otherwise expressly provided.

10.06        Governing Law

This Agreement shall be governed by and construed and interpreted in accordance with the laws of the state of Tennessee.

10.07        Expenses

Each party shall be responsible for and bear all of its own costs and expenses (including any legal, accounting,

banking, broker’s, finder’s, consultant’s or other fees or expenses) incurred in connection with the Transaction, including fees and expenses of its representatives incurred at any time in connection with pursuing or consummating the Transaction.

10.08        No Personal Liability

(3)	No director, officer, employee or agent of BioRegenx (in such capacity) shall have any personal liability whatsoever to DocSun under this Agreement or any other document delivered in connection with the Transaction on behalf of BioRegenx.

(4)	No member, director, officer, employee or agent of DocSun (in such capacity) shall have any personal liability whatsoever to BioRegenx, or to the shareholders of BioRegenx under this Agreement or any other document delivered in connection with the Transaction on behalf of DocSun.

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10.08        Time of Essence

Time is of the essence of this Agreement and of each of its provisions.

10.09        Public Announcements

DocSun and BioRegenx shall co-operate with the other in releasing information concerning this Agreement and the transactions contemplated herein and shall furnish to and discuss with the other drafts of all press and other releases prior to publication. No press release or other public announcement concerning the proposed transactions contemplated by this Agreement will be made by any party without the prior consent of the other parties, such consent not to be unreasonably withheld, delayed, or conditioned, provided however that, nothing contained herein shall prevent any party at any time from furnishing any information to any Governmental Authority or to the public if so required by Applicable Law.

10.10        Further Assurances

Each party will, upon request but without further consideration, from time to time promptly execute and deliver all further documents and take all further action as may be necessary or appropriate to give effect to and perform the provisions and intent of this Agreement and to complete the transactions contemplated herein.

10.11        Entire Agreement

This Agreement, together with the documents required to be delivered pursuant to this Agreement, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, between the parties with respect to the subject matter hereof (including, without limitation, the non-binding letter of intent dated August 13, 2023 entered into by and among BioRegenx and DocSun. There are no representations, warranties, covenants or conditions with respect to the subject matter hereof except as contained in this Agreement and any document delivered pursuant to this Agreement.

10.12        Amendments

No amendment of any provision of this Agreement will be binding on any party unless consented to in writing by such party.

10.13        Severability

In the event that any provision or part of this Agreement is determined by any court or other judicial or administrative body to be illegal, null, void, invalid or unenforceable, that provision shall be severed to the extent that it is so declared and the other provisions of this Agreement shall continue in full force and effect.

10.14        Remedies Cumulative

The rights and remedies of the parties under this Agreement are cumulative and in addition to, and not in substitution for, any rights or remedies provided by Applicable Laws. Any single or partial exercise by any party of any right or remedy for default or breach of any term, covenant or condition of this Agreement does not waive, alter, affect or prejudice any other right or remedy to which such party may be lawfully entitled for the same default or breach.

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10.15        Counterparts

This Agreement may be executed and delivered in one or more counterparts and may be executed and delivered by facsimile or any other electronically communicated method, each of which when executed and delivered shall be deemed an original and all of which counterparts together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF this Agreement has been executed by the parties on the date first above written.

BIOREGENX, INC.

By:	/s/ William Resides
Name: William Resides
Title: Chief Executive Officer

DOCSUN BIOMEDICAL HOLDINGS, INC.

By:	/s/ Gary Kiss
Name: Gary Kiss
Title Chief Executive Officer

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SCHEDULE A

DOCSUN SHAREHOLDERS

Shareholders of DocSun BioMed Limited as of September 27, 2023

		BioRegenx
DocSun	DocSun	Common Shares
Shareholder	Common Shares	After Exchange

Huan Taidi	1,400,000	584,348
Gary Kiss	1,400,000	584,348
James Weis	400,000	166,957
Jan Yen	500,000	208,696
Juuan Dcruz	500,000	208,696
HNM Intelligence Ltd.	4,600,000	1,920,000
Winnie Chern	500,000	208,696
Zong Cyuan Chen	200,000	83,478
Maryann Isabella Dcruz	200,000	83,478
Hsu Wei Chieh	200,000	83,478
Nash Mongent	200,000	83,478
Yush Lee	400,000	166,957
Barry Lee	1,000,000	417,390
Total	11,500,000	4,800,000

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SCHEDULE B

ESCROW AGREEMENT

(see attached)

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ADDENDUM TO

SECURITIES EXCHANGE AGREEMENT

EFFECTIVE NOVEMBER 15, 2023

BY AND BETWEEN

BIOREGENX, INC. AND DOCSUN BIOMEDICAL HOLDINGS, INC.

THIS ADDENDUM is made and entered into this 12/5/2023, by and between BioRegenx, Inc. (“BioRegenx”) and DocSun Biomedical Holdings, Inc (“DocSun”) providing for changes in the Securities Exchange Agreement effective November 15, 2023 (“Agreement”).

RECITALS

WHEREAS, BioRegenx and DocSun entered into the original Securities Exchange Agreement effective November 15, 2023; and

WHEREAS, parts of the Agreement require certain changes and clarifications; and

WHEREAS, the parties desire to make such changes and revisions to the Agreement as set forth herein, and

NOW, THEREFORE, the parties agree to change, revise and modify the following parts of the Agreement as set forth below.

AGREEMENT

1.09	Schedules

The following schedules to this Agreement are an integral part of this Agreement:

Schedules	Description

Schedule A	DocSun Shareholders
Schedule B	Escrow Agreement
Schedule C	Intellectual Property

4.03	Closing Deliveries of DocSun

Except as set forth below, at the Time of Closing, DocSun will deliver or cause to be delivered to BioRegenx each of the following:

(1)	Share certificates evidencing the DocSun Common Shares with all of the appropriate stock powers.

(2)	A certificate of one of DocSun’s senior officers, dated as of the Closing Date, certifying: (i) that attached thereto are true and complete copies of the Constating Documents of DocSun (and all amendments thereto as in effect as on such date), (ii) all resolutions of the members of DocSun approving the entering into of this Agreement and the completion of the Transaction, and (iii) as to the incumbency and genuineness of the signature of DocSun executing this Agreement or any of the other agreements or documents contemplated hereby.

(3)	Verification that all Intellectual Property as defined in Section 1.01 Definitions and attached hereto as Schedule C is owned by or has been properly assigned by DocSun.

(4)	A certificate of status or good standing for DocSun, dated within two (2) days of the Closing Date.

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Except as otherwise provided herein all terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Addendum on the day first written above.

BIOREGENX

BioRegenx, Inc.

/s/ William Resides
By: William Resides, Chief Executive Officer

DOCSUN

DocSun Biomedical Holdings, Inc.

/s/ Gary Kiss
By: Gary Kiss, Chief Executive Officer

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